Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Three Senior Leadership Moves

MEMPHIS, Tenn. – October 25, 2011 – International Paper (NYSE: IP) today announced the following three senior leadership moves effective Nov. 1, 2011.

•	Tim Nicholls named senior vice president, Printing and Communications Papers, the Americas

•	Carol Roberts named senior vice president and Chief Financial Officer, IP

•	Mark Sutton named senior vice president, Industrial Packaging

Tim Nicholls is being named senior vice president, Printing and Communications Papers, the Americas. In this role, Nicholls will have responsibility for the Commercial Printing and Imaging Papers, and Converting Papers and Pulp businesses, as well as IP Latin America, which includes IP Brazil.

John Faraci, Chairman and Chief Executive Officer, said, “Tim has led the IP finance function as CFO for the past four years and during that time has built a stronger more effective organization. He knows our businesses and can apply his deep understanding of IP’s financial levers directly to our North American and Latin American uncoated freesheet paper businesses.”

Carol Roberts is being named senior vice president and Chief Financial Officer, International Paper. In addition to her responsibilities as CFO, Roberts will lead the Finance organization, including Internal Audit, Tax, Accounting, Trust Investments, Investor Relations and Treasury. Information Technology and Strategic Planning will also report to Roberts.

“Carol has done an excellent job building, leading and strengthening our Industrial Packaging business over the past seven years,” Faraci said. “Her business expertise and strong leadership skills make her an excellent choice for this significant enterprise role.”

Mark Sutton is being named senior vice president, Industrial Packaging. In this role, Sutton will have responsibility for Containerboard, Container the Americas and Recycling.

“Mark’s taking this business at an important time,” said Faraci. “His leadership skills, supply chain and company knowledge complement the already strong industrial packaging team as they plan and prepare to integrate Temple Inland’s packaging business.”

Commenting on the overall leadership changes, Faraci said, “International Paper has a strong and deep bench and these moves reflect the talent of the entire senior leadership team. These changes also demonstrate our commitment to people development and give these individuals opportunities to continue to broaden their experience base and contribute to the future success of International Paper.”

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the Company’s North American distribution company. Headquartered in Memphis, Tennessee the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

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International Paper Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731; and Emily Nix, 901-419-4987